Exhibit 10.3

VU1 CORPORATION
1001 Camellia Street
Berkeley, California 94710

June 4, 2015

Shaye Hirsch
Brio Capital, LP and
Brio Capital Master Fund, Ltd.
401 East 34th Street, Suite South 33C
New York, NY 10016

Re:	Extension and Amendment

Dear Sirs:

Reference is made to the Original Issue Discount Convertible Debenture due June 22, 2013, dated June 22, 2011, in the original principal sum of $2,353,000, issued by Vu1 Corporation (the "Company") pursuant to a related Securities Purchase Agreement, dated as of June 16, 2011, to Brio Capital, LP ("Brio"), as amended by a letter agreement, dated June 27, 2013 (the "Debenture") and as further amended by a letter agreement, dated October 24, 2014 (as amended, the “Debenture”).  .

The Company and Brio hereby agree to extend and amend the Debenture pursuant to the following terms:

1. The Maturity Date (under and as defined in the Debenture) of the Debenture shall be extended to June 22, 2016.

2. The Company will pay to Brio, in two equal installments on December 22, 2015 and June 22, 2016, interest at the rate of 10% per annum on the original principal sum of Brio’s Debenture.  The interest will be paid in shares of common stock of the Company at the closing market price of our common stock on the respective interest dates.

3. The Conversion Price (under and as defined in the Debenture) shall be reduced from the current $2.00 per share to $0.50 per share (subject to further adjustment in accordance with the Debenture).

4. Nothing herein contained shall be deemed to constitute, acknowledge and/or imply any consent to any further extension of the Debenture or any other amendment to the Debenture or related Securities Purchase Agreement.

5. The Company has not entered into or will enter into any letter agreement or other extension, amendment or agreement with any other holder of a Debenture issued pursuant to the above-referenced Securities Purchase Agreement that establishes rights or benefits in favor of such other Debenture holder that are more favorable in any material respect to such other Debenture holder than the rights and benefits established in favor of Brio, unless Brio is offered, within 14 days after such letter agreement or other extension, amendment or agreement is entered into by the Company, the opportunity to receive such rights and benefits established by such letter agreement or other extension, amendment or agreement to the extent reasonably applicable to Brio.

6. Upon Brio’s countersignature of this Extension and Amendment and delivery hereof, Brio will attach a copy of this Extension and Amendment to the Debenture as an effective amendment to the Debenture and related Securities Purchase Agreement.

7. This Extension and Amendment shall be governed by New York law and may be executed by fax or .pdf and in counterparts.

Please confirm your agreement with the foregoing by executing and returning to us a copy of this Extension and Amendment, which thereupon will become a binding agreement between us as of the date set forth above.

Very truly yours,

VU1 CORPORATION

By: /s/ William B. Smith
William B. Smith
Chairman and Chief Executive Officer

ACKNOWLEDGED, CONFIRMED AND AGREED TO:

BRIO CAPITAL, LP	BRIO CAPITAL MASTER FUND, LTD

By: /s/ Shaye Hirsch	By: /s/ Shaye Hirsch
Shaye Hirsch	Shaye Hirsch
Managing Director	Managing Director